UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15 (d) of The Securities Exchange Act of 1934
Date of Report: October 10, 2013
(Date of earliest event reported)
KB HOME
(Exact name of registrant as specified in its charter)

Delaware	1-9195	95-3666267
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Wilshire Boulevard, Los Angeles, California		90024
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (310) 231-4000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Long-Term Incentive Awards.
On October 10, 2013, the management development and compensation committee of the KB Home board of directors (the “Committee”) approved grants of long-term incentive awards to Jeffrey T. Mezger, the Company’s president and chief executive officer; Jeff J. Kaminski, the Company’s executive vice president and chief financial officer; Albert Z. Praw, the Company’s executive vice president, real estate and business development; Brian J. Woram, the Company’s executive vice president and general counsel; and William R. Hollinger, the Company’s senior vice president and chief accounting officer, as set forth in the table below. Long-term incentive awards were also approved for grant to certain other senior executives of the Company. The awards granted included performance-based restricted stock units, shares of restricted stock and awards of stock options, as further described below.
Performance-Based Restricted Stock Units. Each of the named executive officers received a grant of performance-based restricted stock units (each, a “PSU”) corresponding to a target award amount of shares of KB Home common stock (“Award Shares”), as shown in the table below. Each PSU entitles a recipient to receive a grant of between 0% to 200% of the recipient’s Award Shares, and will vest, based on the Company’s achieving over the three-year period commencing on December 1, 2013 and ending on November 30, 2016 specified levels of (a) average return on equity performance and (b) revenue growth performance relative to a peer group of high-production public homebuilding companies, subject to the recipient’s continued employment with the Company or a subsidiary through to and including the Determination Date (as defined below). The average return on equity performance measure will determine 60%, and the relative revenue growth performance measure will determine 40%, of the final number of shares of KB Home common stock that may be granted to a PSU recipient. Performance for each measure is to be determined by the Committee on a date (the “Determination Date”) that is no later than ninety (90) days after the end of the performance period. In addition, each PSU recipient will be nominally credited with an amount (the “Dividend Equivalent”) equal to the recipient’s target Award Shares multiplied by the sum of the cash dividends that are paid in respect of one share of KB Home common stock with a record date during the period beginning on the grant date and ending on the Determination Date. Upon the vesting of each PSU, each recipient will be eligible to receive a cash payment equal to the nominal credited Dividend Equivalent multiplied by the applicable percentage of Award Shares that will be granted to the PSU recipient after the Determination Date, if any. If performance over the performance period for both performance measures is below specific thresholds, each PSU recipient will be granted no shares of KB Home common stock and will receive no cash Dividend Equivalent payment. In general, each PSU recipient will forfeit any rights with respect to Award Shares and to any cash Dividend Equivalent payment if the recipient terminates service prior to the Determination Date.
Restricted Stock. Each share of restricted stock granted on October 10, 2013 entitles a recipient to one vote on all matters put before the Company’s stockholders, and to receive all cash dividends that are paid in respect of one share of KB Home common stock with a record date during the period beginning on the grant date and ending on the vesting date. A recipient will forfeit any unvested shares if the recipient’s employment with KB Home or a subsidiary is terminated before the vesting date of October 10, 2016.
Stock Options. Each stock option granted on October 10, 2013, once vested, entitles a recipient to purchase a share of KB Home common stock at the stock option’s grant price. The grant price for each stock option is $16.63. Each stock option has a ten-year term from October 10, 2013 and vests in equal annual installments over a three-year period, subject to the recipient’s continued employment with KB Home or a subsidiary.
The long-term incentive awards granted to the Company’s named executive officers on October 10, 2013 are as follows:

Named Executive Officer	Performance-Based Restricted Stock Units (#)	Restricted Stock (#)	Stock Options (#)
Jeffrey T. Mezger	100,000	—	150,000
Jeff J. Kaminski	15,000	15,000	50,000
Albert Z. Praw	12,500	12,500	39,000
Brian J. Woram	12,500	12,500	39,000
William R. Hollinger	7,000	7,000	21,500

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 11, 2013.

KB Home

By:	/s/ William A. (Tony) Richelieu
William A. (Tony) Richelieu Vice President and Corporate Secretary